EXHIBIT 10.10

RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of ________, 201__ (the “Grant Date”) by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and the employee whose name is set forth on the signature page hereto (“Employee”).
RECITALS
Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which is attached hereto as Exhibit A.
In connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), Orbitz intends concurrently herewith to grant the RSUs (as defined below) to Employee.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1

DEFINITIONS
1.1.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:
“Agreement” has the meaning specified in the Preamble.
“Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).
“Cause” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Employee’s failure substantially to perform Employee’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from the Company by Employee of such failure; provided that it is understood that this clause (A) shall not apply if the Company terminates Employee’s employment because of dissatisfaction with actions taken by Employee in the good faith performance of Employee’s

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duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Employee’s duties to the Company, (C) an act or acts on Employee’s part constituting a felony under the laws of the United States or any state thereof or a crime involving moral turpitude, (D) Employee’s willful malfeasance or willful misconduct in connection with Employee’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or (E) Employee’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.
“Company” has the meaning specified in the Recitals.
“Disability” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Employee shall have become physically or mentally incapacitated and is therefore unable for a period of nine consecutive months or for an aggregate of 12 months in any consecutive 18-month period to perform Employee’s duties under Employee’s employment. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement and any other agreement between the Company and Employee that incorporates the definition of “Disability”.
“Employee” has the meaning specified in the Preamble.
“Grant Date” has the meaning specified in the Preamble.
“Orbitz” has the meaning specified in the Preamble.
“Plan” has the meaning specified in the Recitals.
“Share” means one share of the common stock, par value $0.01 per share, of Orbitz.
SECTION 2

GRANT OF RESTRICTED STOCK UNITS
Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date, [________] restricted stock units (the “RSUs”). Each RSU granted hereunder shall represent the right to receive from the Company, on the terms and conditions described herein, in the sole discretion of the Board, either (i) one Share or (ii) cash equal to the fair market value (as determined by the Board in good faith) of one Share as of the date of vesting (and, as provided herein, distributions thereon), distributed as soon as practicable following each date of vesting.

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Employee shall have no further rights with respect to any RSU that is paid in Shares or cash, or that is forfeited or terminates pursuant to this Agreement or the Plan.
SECTION 3

TERMS OF RESTRICTED STOCK UNITS
3.1.    Vesting Schedule.
(a)    Subject to the provisions of this Agreement and the Plan, one-quarter of the RSUs shall vest on each of the first, second, third and fourth anniversaries of [the Grant Date // [in certain instances, insert date of hire]]; provided that no vesting shall occur after the termination of Employee’s employment with the Company for any reason.
(b)    The Board may determine at any time before the RSUs expire or terminate that any or all of the RSUs shall become vested at any time.
3.2.    Dividends. Employee shall be entitled to be credited with dividend equivalents with respect to the RSUs, calculated as follows: on each date that a cash dividend is paid by Orbitz while the RSUs are outstanding, Employee shall be credited with an additional number of RSUs equal to the number of whole Shares (valued at fair market value (as determined by the Board in good faith) on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the RSUs had the RSUs been issued as Shares. The additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder, including, without limitation, for purposes of vesting and forfeiture and crediting of additional dividend equivalents.
3.3.    Termination of Employment. If Employee’s employment with the Company terminates for any reason, the RSUs, to the extent not then vested, shall be immediately canceled by the Company without consideration unless the Board or the Board’s Compensation Committee determines otherwise, whether in an individual case or by adoption of a policy of broader application.
3.4.    Limited Transferability. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or the laws of inheritance following Employee’s death.
3.5.    Forfeiture. Notwithstanding anything herein to the contrary, if the Board determines in good faith that Employee has (i) willfully engaged in misconduct that is materially and demonstrably injurious to the Company, (ii) willfully and knowingly participated in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition, (iii) committed a willful act of fraud, embezzlement or misappropriation of any money or properties of the Company or breach of fiduciary duty against the Company that has a material adverse effect on the Company, or (iv) breached any noncompetition or confidentiality covenants for the benefit of the Company applicable to Employee (including, without limitation, the covenants set forth in Section 4

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below) during Employee’s employment or following termination of Employee’s employment, then:
(a)    the RSUs, to the extent not then vested, shall be immediately canceled by Orbitz without consideration,
(b)    Employee shall repay to Orbitz any cash received pursuant to the vesting of any RSU within five years prior to the date of Board determination of (i), (ii), or (iii) above or within three years prior to the date of Board determination of (iv) above,
(c)    any Shares acquired pursuant to the vesting of any RSU within five years prior to the date of Board determination of (i), (ii), or (iii) above or within three years prior to the date of Board determination of (iv) above and then held by Employee shall be forfeited and returned to Orbitz without consideration, and
(d)    in the event Employee has sold or otherwise disposed of Shares acquired pursuant to the vesting of any RSU within five years prior to the date of Board determination of (i), (ii), or (iii) above or within three years prior to the date of Board determination of (iv) above, Employee shall pay to Orbitz the greater of (x) any proceeds received from such sale or other disposition, or (y) the fair market value (as determined by the Board in good faith) of such Shares as of the date of such Board determination.
SECTION 4

RESTRICTIVE COVENANTS
4.1.    Restrictive Covenants.
(a)    Covenant Not to Compete.
(i)    Employee will perform services and receive access to Confidential Information which have a unique value to the Company and which, if used in competition with the Company, could cause serious and irreparable harm to the Company. Employee will also develop goodwill for the Company through personal contact with customers, suppliers, strategic partners or others who have business relationships with the Company. This goodwill, which is a proprietary asset of the Company, will follow Employee for a period of 12 months following termination for any reason. During Employee’s employment with the Company and for 12 months thereafter, Employee will not, without prior written permission of the Company, directly or indirectly (A) engage in, be employed by, act as an agent for, or consult with or otherwise perform services for a Competitor (as defined below); or (B) own any equity interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of, or be connected in any other manner with, a Competitor (except that this shall not restrict ownership of less than five percent of the equity interests of any publicly held entity).
(ii)    As used in this Agreement, “Competitor” means any individual or entity that is directly or indirectly engaged, or is preparing to engage, in any development or sale

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of products, projects or services (including actual or demonstrably anticipated research or development) comparable to those on which Employee worked during Employee’s last 12 months of employment with the Company or about which Employee learned Trade Secrets and/or Confidential Information at any time during Employee’s employment with the Company.
(iii)    As used in this Agreement, “Confidential Information” shall mean any and all confidential, proprietary and/or non-public information, in any form, of or regarding the Company or which the Company compiled or collected as part of its business or business development and which has or may have economic value from not being generally known to others. Confidential Information specifically includes, but is not limited to: (A) current methods of operation and processes; (B) information regarding the nature and type of services rendered and/or products or processes sold by the Company; (C) information regarding the Company’s present and/or prospective suppliers, products, services, processes and systems; (D) proprietary technology tools used in pricing development, sales, operations and servicing customers and suppliers; (E) names of and information regarding the Company’s current, prospective or former suppliers and customers; (F) information regarding the Company’s relationships with its customers, suppliers and prospects, and sales reports and other business records with respect to such customers, suppliers and prospects; (G) pricing policies and strategies, including strategic profitability requirements in offering competitively priced products and services, pricing algorithms, specific pricing, quotations policies, quotations and bids; (H) particular customer, supplier and/or prospect information, or methods of analyzing said information (whether or not publicly available to the extent it was specifically obtained through the Company’s business efforts) developed or compiled by the Company including contact names and details, data regarding customer, supplier and/or prospect preferences and needs, and specific strategies for soliciting and/or maintaining any such customer, supplier and/or prospect including recommendations and strategies; (I) Company personnel data and related information except for information relating solely to the Employee; (J) information received by the Company by third parties in confidence; (K) marketing plans, business plans, strategies, financial data, and projections of the Company; and (L) presentations, including any information communicated by and any material used to create the presentation. Confidential Information shall not include any information the Employee can prove: (X) was known or independently developed by Employee prior to the time of receipt, so long as such information was not acquired from or during employment with the Company; (Y) is or becomes publicly known or becomes part of the public domain through no direct or indirect act, fault or omission of Employee; or (Z) was received by Employee from a third-party having the legal right to transmit the same without restriction as to use and disclosure, and such receipt was not in connection with any business relationship or prospective business relationship with the Company. The parties acknowledge and understand that Confidential Information of the Company includes matters that Employee conceived or developed during Employee’s employment with the Company as well as matters Employee learned from other employees of the Company.
(iv)    As used in this Agreement, “Trade Secrets” shall mean all information not generally known about the business of the Company which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not

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generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Confidential Information (as defined above) which may be protected as a trade secret under any and all applicable law, even if not specifically designated as such. Trade Secrets may include, but are not limited to, technical or non-technical data, compilations, programs and methods, algorithms, techniques, drawings, processes, financial data, lists of actual, prospective and/or potential suppliers and customers, and plans, methods and procedures relating to current, prospective and/or potential products and services. The parties acknowledge and understand that Trade Secrets of the Company include matters that Employee conceived or developed during Employee’s employment with the Company as well as matters Employee learned from other employees of the Company.
(v)    Employee acknowledges that, due to the nature of the business of the Company, there is no geographical limitation on the restrictions in this Section. Employee agrees that these restrictions (including but not limited to the scope of the restricted activities and the duration and lack of geographic scope of the restrictions) and the time restrictions in Section 4.1 are fair and reasonably necessary for the protection of the goodwill and other protectable interests of the Company. If a court of competent jurisdiction should decline to enforce any of these restrictions, the Company and Employee agree that the restrictions shall be deemed to be reformed to restrict Employee’s ability to compete with the Company to the maximum extent, in time, scope of activities, and geography, that the court shall find enforceable.
(b)    Non-solicitation and Non-service of Company Customers.
(i)    During Employee’s employment with the Company, and for a period of 12 months immediately following the termination of Employee’s employment with the Company, for any reason, with or without Cause, Employee will not, directly or indirectly, for Employee or for any third-party, solicit, call upon, contract with, sell to, or service any Company Customers or Suppliers (as each such term is hereafter defined), nor will Employee supervise, assist or aid any other person or business in soliciting, calling upon, contracting with, selling to or servicing any Company Customers or Suppliers.
(ii)    For purposes of this Section, “Customer” shall mean:
(A)    each and every customer of the Company that has conducted business with the Company at any time within the 12-month period immediately preceding the date of termination of Employee’s employment with the Company, and (I) about whom Employee gained Confidential Information and/or Trade Secrets during Employee’s employment with the Company; or (II) with whom Employee had personal contact during the last 12 months (or the entirety of Employee’s employment with the Company, if less than 12 months) immediately preceding the date of termination of Employee’s employment with the Company; and
(B)    each and every person or entity that was a prospective customer of the Company and to whom Employee submitted a proposal, assisted or participated in any way in the submission of any such proposal, or otherwise solicited or assisted in the solicitation of the business of such entity on behalf of the Company, at any time within the 12-

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month period immediately preceding the date of termination of Employee’s employment with the Company.
(iii)    For purposes of this Section, “Supplier” shall mean:
(A)    each and every supplier of the Company that has conducted business with the Company at any time within the 12-month period immediately preceding the date of termination of Employee’s employment with the Company, and (I) about whom Employee gained Confidential Information and/or Trade Secrets during Employee’s employment with the Company; or (II) with whom Employee had personal contact during the last 12 months (or the entirety of Employee’s employment with the Company, if less than 12 months) immediately preceding the date of termination of Employee’s employment with the Company; and
(B)    each and every entity that was a prospective supplier of the Company and to whom Employee submitted a proposal, assisted or participated in any way in the submission of any such proposal, or otherwise solicited or assisted in the solicitation of the business of such entity on behalf of the Company, at any time within the 12-month period immediately preceding the date of termination of Employee’s employment with the Company.
(c)    Non-solicitation of Company Employees, Contractors and Vendors. Employee agrees that, during the period of Employee’s employment with the Company and for a period of 12 months thereafter, Employee will not, directly or indirectly, for Employee or for any third-party, solicit, employ or seek to employ any person who is then employed by the Company or who had been an employee of the Company within the 6-month period immediately preceding the termination of Employee’s employment. Employee agrees that, during the period of Employee’s employment with the Company and for a period of 12 months thereafter, Employee will not induce, influence or attempt to induce or influence, directly or indirectly, any Company employee, independent contractor, vendor or agent to terminate or change his or her employment, relationship, or association with the Company, including without limitation to work for Employee or for any other person or entity.
(d)    Tolling of Restrictive Period. If Employee fails to comply with any of the provisions in this Section 4.1, the time period for that restriction will be extended by one day for each day Employee is found to have violated it, without limiting any other remedy.
4.2.    Specific Performance. Employee acknowledges and agrees that Orbitz’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and Orbitz would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Orbitz, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose

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any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 4.
4.3.    Survival. The provisions of this Section 4 shall survive the termination of Employee’s employment with the Company for any reason.
SECTION 5

MISCELLANEOUS
5.1.    Tax Issues and Withholding. Employee acknowledges that he or she is relying solely on his or her own tax advisors and not on any statements or representations of the Company or any of its agents. Employee understands that he or she (and not Orbitz) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. Orbitz’s obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and Orbitz shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Employee.
5.2.    Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (“Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A, then Orbitz will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Orbitz, that does not cause such an accelerated or additional tax. Orbitz shall consult with Employee in good faith regarding the implementation of the provisions of this Section 5.2; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.
5.3.    Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of the Company, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of the Company to terminate Employee’s employment.
5.4.    Stockholder Rights. Employee shall not have any stockholder rights (including the right to distributions or dividends) with respect to any Shares subject to the RSUs until such person has become a holder of record of any Shares issued upon vesting; provided that Employee may be entitled to the benefits set forth in Section 3.2 of this Agreement.

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5.5.    Equitable Adjustments. The RSUs shall be subject to adjustment as provided in Section 5 of the Plan.
5.6.    Calculation of Benefits. Neither the RSUs nor any Shares issued pursuant to vesting of the RSUs shall be deemed compensation or taken into account for purposes of determining benefits or contributions under any retirement or other qualified or nonqualified plans of the Company or any employment/severance or change in control agreement to which Employee is a party and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind or any applicable law or regulation now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation. It is specifically agreed by the parties that any benefits that Employee may receive or derive from this Agreement will not be considered as salary for calculating any severance payment that may be payable to Employee in the event of a termination of his or her employment.
5.7.    Remedies.
(a)    The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
(b)    Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.
5.8.    Waivers and Amendments. The respective rights and obligations of Orbitz and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of each of the parties hereto.
5.9.    Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any controversy or claim relating to this Agreement, any breach thereof, and any claims Employee may have against Orbitz or any officer, director or employee of Orbitz, will be settled solely and finally by arbitration in Chicago, Illinois in accordance with the rules of the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) then in effect in the State of Illinois, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided that this Section 5.9 shall not be construed to eliminate or reduce any right Orbitz or Employee may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration.

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5.10.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
5.11.    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
5.12.    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.12), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service and mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to Orbitz, addressed to:
Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: (312) 894-4856

If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
5.13.    No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.
5.14.    Incorporation of Plan; Acknowledgment. The Plan is hereby incorporated herein by reference and made a part hereof, and the RSUs and this Agreement are subject to all

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terms and conditions of the Plan. In the event of any inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.
5.15.    Consent. In the course of Employee’s employment with the Company, the Company may obtain or have access to certain information about Employee and Employee’s employment with the Company, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment with the Company, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and service providers as necessary or appropriate, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.
5.16.    Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
(a)    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
(b)    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(c)    The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
(d)    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

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(e)    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, Orbitz and Employee have executed this Agreement as of the day and year first written above.

Orbitz Worldwide, Inc.
By:
Name:
Title:
Employee:

Name:
Address:     _________________
        _________________
        _________________
Telephone No.    _________________
Fax No.    _________________
WWID No.:     _________________
Number of RSUs: [________________]

Exhibit A – 2007 Equity and Incentive Plan
(Distributed Separately)

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